Exhibit (p)(1)

GE Asset Management and GE Investment Distributors

Code of Ethics Policy, Including Requirements and Procedures for

Insider Trading Compliance and Employee Security Transactions

GE Asset Management Incorporated

GE Asset Management Canada Company

GE Asset Management Limited

GE Asset Management Hong Kong

GE Investment Distributors, Inc.

GE Institutional Funds

GE Investments Funds

Elfun Trusts

Elfun Income Fund

Elfun Diversified Fund

Elfun Money Market Fund

Elfun Tax-Exempt Income Fund

Elfun International Equity Fund

General Electric S&S Income Fund

General Electric S&S Program Mutual Fund

I. NEED FOR POLICY

GE Asset Management Incorporated (“GEAMI”) is committed to ensuring compliance with all laws and the General Electric Company (GE or the Company) code of conduct known as “The Spirit & The Letter,” which includes the Insider Trading and Stock Tipping Policy. In addition, GEAMI as a registered investment adviser, GE Investment Distributors, Inc. (“GEID”) as a registered broker-dealer, (GEAMI collectively with all of its subsidiaries including GEID, herein-after “GEAM”), and our employees have additional ethical and legal obligations, which must be fulfilled in order to maintain the confidence and trust of our clients and to protect the assets entrusted to us.

This Policy applies to all GEAM employees, registered persons of GEID and any consultants or contractors working for GEAM, who are notified that this Policy applies to them. All further references to “employee(s)” are deemed to include GEID registered persons, covered consultants and contractors.

Central to this Policy is the requirement that all employees must comply fully with applicable Federal securities laws, including the laws prohibiting insider trading and tipping. The principal objectives of this Policy are (i) to provide guidelines and procedures consistent with applicable laws and regulation, including Section 204A of the Investment Advisers Act of 1940 (and Rule 204A-1 thereunder), Rule 17j-1 under the Investment Company Act of 1940 and Markets in Financial Instruments Directive (“MIFID”) conduct of Business Standards (“COBS”) rule 11 Dealing and Managing and (ii) to ensure that employees’ personal trading activities are conducted in a manner consistent with applicable laws and regulations and

GE Asset Management and GE Investment Distributors

Code of Ethics Policy, Including Requirements and Procedures for

Insider Trading Compliance and Employee Security Transactions

the general principles set forth in this Policy. This Policy is designed to avoid even the appearance of impropriety, but is not, however, intended to set legal standards or to result in the imposition of criminal liability, or civil liability to third parties, that would not otherwise exist in the absence of the Policy.

II. PENALTIES FOR VIOLATION

Disciplinary action, up to and including discharge, may be taken against employees who violate this policy. Violation of the laws prohibiting insider trading and tipping could both damage GEAM’s reputation and subject the General Electric Company, as a “controlling person” under applicable securities laws, to significant civil liability and fines. Additionally, employees violating the laws could face individual criminal penalties.

III. INSIDER TRADING AND TIPPING

It is the policy of GEAM that employees:

•	Must not buy, sell or recommend or suggest that anyone else buy, sell, or retain, the securities of any company (including GE) while in possession of inside information (see definition in Section VIII below) regarding such company. This prohibition on insider trading applies not only to your personal transactions and those transactions in accounts in which you have a beneficial interest and a substantial ability to influence, but also bars trading for GEAM client accounts and any other accounts over which you have discretion or control, when you are in possession of insider information.

•	Must not disclose inside information to anyone, inside or outside GEAM (including family and household members), except to those who have a need to know such information in order for GEAM to carry on its business properly and effectively. Also, any permitted disclosure may only be made after consultation with the GEAM Legal Department as described below under circumstances, which make it reasonable to believe that the information will not be misused or improperly disclosed by the recipient.

If an employee believes that they have come into possession of inside information, it is recommended that they promptly discuss this information with the Compliance Department, which shall consult with the GEAM Legal Department or directly with GEAM’s General Counsel. It will be the responsibility of the Compliance and Legal Department’s to safeguard the confidentiality of this information and determine any appropriate action, which may include restricting trading in affected securities, which needs to be taken.

GE Asset Management and GE Investment Distributors

Code of Ethics Policy, Including Requirements and Procedures for

Insider Trading Compliance and Employee Security Transactions

IV. CONFIDENTIAL INFORMATION

It is the policy of GEAM that employees:

•	Must use GEAM’s “Confidential Information” solely for legitimate Company purposes and must not improperly disclose such information.

•	Must treat orders placed with the Trading Room with the highest degree of confidentiality. Such orders must not be discussed with anyone until they have been filled.

•	Must understand that all Confidential Information received by them as a result of their employment with GEAM is received in trust for GEAM’s clients. Subject to the restriction on insider trading and tipping (see Section III above), and any requirements to keep such information confidential, it is the obligation of the employee to make such information known to other analysts and portfolio managers whose accounts might be interested in such information and not to misappropriate such information for the employee’s own financial benefit.

•	Must use and protect all Confidential Information received from others strictly in accordance with the terms of the express or implied agreement or understanding under which the information was received and with at least the same degree of care that would be applied to comparable GEAM Confidential Information.

V. FIDUCIARY DUTY

It is the policy of GEAM that employees:

•	Must understand that GEAM and its employees serve as fiduciaries to their clients and to the shareholders of mutual funds managed by GEAM. The fiduciary relationship mandates adherence to the highest standards of conduct and integrity.

•	Must understand and ensure that, consistent with this fiduciary relationship, the interests of clients and shareholders of mutual funds managed by GEAM are placed ahead of any personal interest.

VI. GENERAL REQUIREMENTS FOR EMPLOYEES’ SECURITIES TRANSACTIONS

GEAM employees are permitted to invest for their own account, provided that such investment activity must always comply with applicable laws and regulations, and must be carried out in a manner consistent with GEAM’s policy. In addition, personal securities

GE Asset Management and GE Investment Distributors

Code of Ethics Policy, Including Requirements and Procedures for

Insider Trading Compliance and Employee Security Transactions

transactions must avoid even the appearance of a conflict of interest. The procedures and guidelines which follow set forth reporting obligations and additional rules of conduct which must be adhered to by GEAM’s employees working in GEAM’s office facilities and any other persons who may be determined by the management of GEAM to have potential access to current portfolio trading information.

Pre-clearance and reporting of personal securities transactions/holdings and other rules under this policy do not relieve employees from responsibility for compliance with the proscriptions against insider trading and tipping set forth above (Section III).

All requirements of this policy pertain to each employee’s transactions and transactions of Associated Accounts, which includes the employee, his/her spouse, minor child, other household members, accounts subject to your discretion and control, or other accounts in which you have a beneficial interest and ability to influence transactions (Section VI (B) and Section VIII).

VI. (A) CENTRALIZED BROKER AND PORTFOLIO HOLDINGS REPORTING REQUIREMENTS

1.	All employees within the United States are required to use a centralized or approved broker designated by GEAM for general securities transactions. This requirement also applies to Associated Accounts. See definition of an Associated Account and Household Members in Section VIII. An employee may request an exemption from this rule from the Compliance department if extraordinary circumstances exist.

2.	When opening an account (or upon hire) all employees must authorize their broker to provide duplicate trade confirmation data (electronic or hard copy statements) to the Compliance department irrespective of whether the account is being held at a centralized broker or another firm under an exemption.

3.	All employees located outside the United States are permitted to use any registered broker for personal securities transactions. All employees must authorize their broker to provide duplicate confirmations and monthly statements (or quarterly statements where applicable) to the Compliance department. This requirement also applies to all Associated Accounts.

4.	New employees are required to disclose all account holdings information within 10 days of their employment commencement date. The disclosure provided should include all holdings (see below) in which the employee has a beneficial interest as well as title and type; exchange ticker symbol or CUSIP number; number of shares and principal amount; and the broker, dealer or bank where the holdings are held.

GE Asset Management and GE Investment Distributors

Code of Ethics Policy, Including Requirements and Procedures for

Insider Trading Compliance and Employee Security Transactions

The account information or statement must be current as of a date not more than 45 days prior to the employment commencement date.

5.	If an employee’s account requires a transfer to a centralized broker, the transfer must be initiated within 10 days of the employment commencement date. Compliance should be notified of transfer status.

Employees are required to:

•	disclose all securities or futures/commodities accounts over which they have direct or indirect influence or control (including holdings, e.g. stock options held outside a brokerage account) other than “Exempt Securities”, which include direct obligations of the U.S. Government, money market instruments such as bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (including repurchase agreements), and shares of unaffiliated open-end mutual funds. Although Exempt Securities do not require reporting or pre-clearance, the Account within which they are being held must be reported if it is classified as a Brokerage Account.

•	disclose all of the holdings in AFFILIATED open-end mutual funds accounts. The current list of AFFILIATED open-end mutual funds is contained in the Personal Trading Guidelines Summary appearing at the end of this Policy. All other open-end mutual funds are considered to be UNAFFILIATED funds. Affiliated open-end mutual fund holdings are NOT Exempt Securities. Accounts must be disclosed, but transactions do not require pre-clearance or duplicate trade confirmation data be sent to the Compliance department.

Additionally, employees understand and acknowledge that the Compliance department has direct access to the account records maintained by the transfer agent of the affiliated open-end mutual funds that are sponsored and managed by GEAM (see the list of funds under the heading “GE Sponsored Mutual Funds” in the Personal Trading Guidelines Summary appearing at the end of this policy. For all other affiliated open-end mutual fund holdings (see the list under the heading “Other Affiliated Funds” in the Personal Trading Guidelines Summary), employees must authorize the fund or its distributor or transfer agent to provide duplicate trade confirmation data to the Compliance department. This is a continuing obligation for ALL employees any time new accounts are established or closed. You MUST keep your account disclosure and reporting up to date in the COI Online Reporting system located under My LInks on the GEAM Home Page.

GE Asset Management and GE Investment Distributors

Code of Ethics Policy, Including Requirements and Procedures for

Insider Trading Compliance and Employee Security Transactions

6.	Duplicate trade confirmation data is required for all accounts disclosed by the employee including exempt accounts, and is to be sent directly to the Compliance department by the broker whenever possible. If a broker is not willing or able to provide trade confirmation data directly to GEAM, it is the responsibility of the employee to ensure Compliance receives this information.

7.	Employees understand and acknowledge that the Compliance department has direct access to the account records of GE S&SP (GE 401K plan) and the GE Stock DRIP program.

8.	Within 10 days of hire for any new employee and 45 days of each calendar year-end for existing employees, all employees must acknowledge electronically on the COI On-Line Reporting system, their receipt of and compliance with this policy. As part of this acknowledgement, employees confirm to the best of their knowledge that the accounts disclosed to the Compliance department (or available for inspection by the Compliance department from the records maintained with respect to the GE Sponsored Mutual Funds, GE S&SP and the GE Stock DRIP Program) constitutes all of the accounts and holdings over which they had direct or indirect influence or control as required by this policy. If unable to confirm due to the recent establishment of an account and holding, an employee must identify all such other accounts and holdings (excluding Exempt Securities) at this time.

VI. (B) TRADING AND PRE-CLEARANCE REQUIREMENTS

(Personal Trading Guidelines Summary appears at end of this Policy)

1.	All employees must receive pre-clearance from the personal trading pre-clearance system ( or “iTrade”) prior to engaging in a transaction involving any publicly traded security (or any options or futures relating to such a security). Pre-clearance must be obtained by receiving an approval from the system. If pre-clearance approval is not received from the system, the employee must NOT proceed with the transaction. The fact that clearance is denied should be considered confidential information and must not be disclosed to any other person.

2.	All transactions for the employee, his/her spouse, minor child, other household members, accounts subject to your discretion and control (e.g. custodial and trust accounts), other accounts in which you have a beneficial interest and ability to influence transactions (e.g. joint accounts, co-trustee accounts, partnerships, investment clubs, associated accounts) must be pre-cleared in accordance with this policy.

GE Asset Management and GE Investment Distributors

Code of Ethics Policy, Including Requirements and Procedures for

Insider Trading Compliance and Employee Security Transactions

3.	All GEAM employees are prohibited from investing in non-public securities without the prior approval of the President—Alternative Investments, Don Torey or in his absence Associate General Counsel, Mike Pastore. If approval is granted details and information concerning the proposed transaction should be submitted to the Compliance department for processing. Employees must receive pre-clearance immediately prior to engaging in any transaction in a non-publicly traded security (e.g. limited partnership or private placement). In addition, pre-clearance is required from iTrade.

4.	Employees must provide the ticker, security name, quantity, price and type of order (market, limit, buy/sell) in the iTrade system. Clearance will not be granted if there is a pending buy or sell order for a GEAM managed account.

5.	Transactions not effected the day pre-clearance is granted in iTrade, must be re-cleared in each day until the order is completed. Note: Pre-Clearance expires the same day that it is granted. For offshore locations pre-clearance will expire one (1) business day after the day pre-clearance has been granted.

6.	Clearance granted for exercise of GE issued Stock Options expires at the close of business on the last business day of that calendar week.

7.	Employees are prohibited from participation in initial public offerings (IPOs). Any purchases of new issues are allowed only after the issue begins trading in the secondary markets.

8.	Any employee directly participating in the decision or recommendation to buy, sell, or retain a particular security must disclose to the President and CIO – Public Investments any direct or indirect personal ownership of the security or any affiliation (including any directorships) with the issue that is the subject of the decision or recommendation.

9.	No research analyst or portfolio manager may buy or sell a security for his/her own personal account within 7 calendar days, before or after all transactions for his/her assigned managed account(s) — in the case of a portfolio manager or within 7 calendar days, before or after all transactions have been completed in an assigned security — in the case of a research analyst The client’s interests must always take precedence even if it requires the employee to delay taking action and suffer financial loss.

10.	Portfolio managers are required to notify their managers in advance of any personal transactions in excess of $25,000 (or foreign currency equivalent) in any registered investment company or investment trust over which they have discretionary trading authority. Managers must maintain a written record of such notification.

GE Asset Management and GE Investment Distributors

Code of Ethics Policy, Including Requirements and Procedures for

Insider Trading Compliance and Employee Security Transactions

11.	Particular attention should be paid to transactions in thinly traded issues where even small transactions for an employee’s personal account might affect the market. A similar concern attaches to trading in derivative securities (options, futures, convertible bonds, etc.) where only a small movement in a security’s price may be significant due to leverage.

12.	In order to avoid the appearance of opportunistic trading in front of transactions for GEAM managed accounts, employees must be prepared to hold investments for at least sixty (60) calendar days. Employees shall not profit from the purchase and sale of the same (or equivalent) securities within 60 calendar days. (As such, holdings with an unrealized loss position may be sold prior to 60 calendar days from date of purchase provided certain conditions are met and with the prior approval of the Compliance department).

13.	In the case of affiliated open-end mutual funds (for a current listing of such funds, see the Personal Trading Guidelines Summary appearing at the end of this policy, employees shall not sell shares of any such fund within 60 calendar days of any purchase of such fund, irrespective of whether the sale would result in a profit or loss. This 60-day requirement for affiliated funds does not apply with respect to purchases and sales of shares of any affiliated money market fund or with respect to purchases and sales of shares of any other affiliated open-end fund, within a 60-day period, resulting from any automatic investment plan transactions.

14.	No employee may solicit or accept any offer made by any person, if as a result of such offer the employee would be able to purchase or sell any security at a price or under conditions more favorable than those offered to GEAM’s clients.

15.	Employees are prohibited from selling any security short, except that short sales may be made “against the box” (the individual already owns the stock) for tax or hedging purposes with the approval of the President and CIO – Public Investments or the Compliance department.

16.	Although GEAM employees may conduct trading for their own account within the limits of this Policy, trading during working hours should be limited. Extensive trading that my affect on-the-job performance may be considered a violation of this policy and GEAM reserves the right to restrict trading in such circumstances. In addition, GEAM reserves the right to prohibit employees from trading in certain securities or markets.

GE Asset Management and GE Investment Distributors

Code of Ethics Policy, Including Requirements and Procedures for

Insider Trading Compliance and Employee Security Transactions

17.	Written approval of both the Chief Compliance Officer and the General Counsel of GEAM must be obtained before any reasonable exception to the foregoing requirements can be effective.

VI. (C) TRANSACTIONS EXEMPT FROM PRE-CLEARANCE (though they may still require disclosure, see Section VI (A) above)

Transactions in the following instruments are not subject to the pre-clearance procedures:

•	All affiliated and unaffiliated open-end mutual fund shares (except for portfolio managers with discretion over such fund)

•	Direct Obligations of the U.S. Government

•	GE Interest Plus

•	Money Market Instruments such as CD’s and Commercial Paper

•	Dividend Re-Investment Programs

•	“Blind” Managed Accounts (Note: Non-Discretionary letter from broker is required)

•	GE S&S Program Transactions [401 (k) Plan]:

•	Contributions: Payroll deductions

•	Changes in contribution percentages

•	Changes in investment vehicle direction or percentages

•	Investment vehicle switches (transfers)

•	All Loan Activity

•	All Withdrawals

VII. RESPONSIBILITY

1.	All employees must strictly observe the provisions of this policy. An employee’s actions with respect to matters governed by this policy are significant indications of the individual’s judgment, ethics, and competence.

2.	Any actions in violation of this policy will constitute an important element in the evaluation of the employee for retention, assignment, and promotion.

3.	Violations of this policy will be grounds for appropriate disciplinary action. Disciplinary action may include disgorging of profits, liquidation of holdings, suspension of trading privileges, and discharge.

4.	Compliance will conduct regular reconciliations of pre-clearance approvals and trade confirmations, to confirm adherence with this policy. A record of all violations of this policy shall be maintained within the Compliance department.

GE Asset Management and GE Investment Distributors

Code of Ethics Policy, Including Requirements and Procedures for

Insider Trading Compliance and Employee Security Transactions

5.	All Managers are required to take appropriate measures to familiarize employees with this policy, including the laws and regulations governing insider trading or tipping, and the terms of the policy statement to help ensure that their employees understand and comply with this policy.

6.	All employees shall acknowledge when first assigned to GEAM and annually thereafter in the COI On-Line Reporting system, their receipt of this policy, as revised, and their commitment to comply with this policy.

7.	The Compliance and Legal departments shall be responsible for the interpretation and enforcement of this policy. Employees with questions concerning whether certain conduct is consistent with this policy shall consult with members of the Compliance department for clarification prior to engaging in such conduct. Employees who believe any other employee is engaged in conduct prohibited by this policy, or that any other person or firm representing GEAM is engaged in such conduct, shall promptly report such information to the appropriate level of management, and/or to the Compliance or Legal departments. The Compliance department, in consultation with the Legal department, will promptly investigate the matter and take timely and appropriate action. Alternatively you may also raise a concern with GEAM’s Ombudsman.

8.	Upon request, employees shall submit copies of brokerage account statements and other related materials with respect to their personal and associated accounts to be used to audit compliance with these reporting and clearance procedures and with the proscriptions against insider trading and tipping set forth above.

9.	Compliance shall be responsible for updating this policy, communicating updates to employees, and providing timely and accurate reports to the boards of GEAM and GEAM-managed mutual funds.

10.	Any material amendments to this policy must be presented to the GEAM Board and the GEAM-managed mutual fund boards within six months after adoption of the material change.

GE Asset Management and GE Investment Distributors

Code of Ethics Policy, Including Requirements and Procedures for

Insider Trading Compliance and Employee Security Transactions

VIII. DEFINITIONS

For purposes of this policy:

•	“Inside Information” means non-public information (i.e. information which is not available to investors generally) that a reasonable investor would consider to be important in deciding whether to buy, sell or retain a security (e.g., stock, bond, option) including, for example, non-public information relating to a pending merger, acquisition, disposition, joint venture, contract award or termination, major lawsuit or claim, earnings announcement or change in dividend policy, significant product development, or the gain or loss of a significant customer or supplier. It might also include GEAM’s pending transactions. Any non-public information may be inside information regardless or whether it is developed internally or obtained from others (e.g., the issuer, current or prospective customers, suppliers or business partners) and whether it relates to GE or any other company or entity. Information is still considered non-public until the market has had a reasonable time after public announcement to assimilate and react to the information.

•	“Confidential Information” means any non-public information concerning GEAM’s activities or developed by GEAM or received by GEAM under an express or implied agreement or understanding that the information will be treated in confidence or used only for a limited purpose, regardless of whether or not it would be considered to be important by investors. Examples of confidential information include stocks recommended for purchase or sale for client accounts, holdings information, details of financial transactions, and identity and terms of customer accounts.

•	“Associated Account” – The provisions of this policy shall apply to transactions in any personal account or “Associated Account”. “Associated Account” means securities and futures/commodities accounts of the employee’s (or consultant’s) (i) spouse, (ii) minor children, (iii) other household members (iv) any other accounts subject to an employees’ discretion or control (e.g. custodial and trust accounts, etc.), and (v) any other accounts in which the employee has a beneficial interest and a substantial ability to influence transactions (e.g. joint accounts, co-trustee accounts, partnerships, investment clubs).

•	“Household Members” refers to persons residing at the same address as the employee where the employee has knowledge and influence over the investment decisions of the account holder. If an employee resides at an address with another individual(s) where the employee does not have knowledge and influence over the other person(s) investment decisions, the employee must complete a Residence Disclosure Form describing the relationship, which will be retained by Compliance. The form will exempt the employee from any further reporting requirements for the accounts held by the other person(s). The Residence Disclosure Form is attached as Exhibit A.

GE Asset Management and GE Investment Distributors

Code of Ethics Policy, Including Requirements and Procedures for

Insider Trading Compliance and Employee Security Transactions

•	“Exempt Security” – Certain securities are excluded from both the reporting and pre-clearance requirements. These include direct obligations of the U.S. Government, money market instruments such as bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (including repurchase agreements), and shares of unaffiliated open-end mutual funds.

•	“Exempt Account” refers to an account that is not required to be transferred to GEAM’s designated or centralized brokers. These accounts do require disclosure, pre-clearance and duplicate confirmations and monthly statements (or quarterly statements where applicable).

IX. OMBUDSPERSON

To report possible violations of laws, regulations, or Company policies, or raise an integrity concern you may speak with your direct supervisor or manager. Other resources include:

GEAM Ombudsperson:	Other Business Resources:
Jeanne LaPorta (203.708.3191)	Compliance Leader – Bob Herlihy
1600 Summer Street	General Counsel – Matt Simpson
Stamford CT 06905

GE Corporate Ombudsperson

P.O. Box 911

Fairfield, CT 06430

Tel: 800-227-5003(U.S.A. only) or8*229-2603 or (1) 203-373-2603

Email: ombudsperson@corporate.ge.com

GE Asset Management and GE Investment Distributors

Code of Ethics Policy, Including Requirements and Procedures for

Insider Trading Compliance and Employee Security Transactions

GE ASSET MANAGEMENT

Personal Trading Guidelines

SUMMARY

Who Needs to Comply:

•	All GEAM employees and Household Members for all Associated Accounts (their own account and accounts they control for others)

What is Covered by this Policy and requires Account Disclosure, Pre-Clearance and Duplicate Trade Confirmation Data:

•	All Equity and Fixed Income Securities

•	Closed-end Mutual Funds

•	Exchange Traded Funds (ETF’s)

•	Options/Commodities/Futures/Derivative transactions

•	GE Stock, including options

•	Custodial Accounts

•	Joint Tenant Accounts

•	Trusts

•	ALL ACCOUNTS IN WHICH YOU OR A HOUSEHOLD MEMBER HAVE BENEFICIAL INTERESTS HOLDING ANY OF THE ABOVE

Shares of the following AFFILIATED open-end mutual funds require accounts to be disclosed but do not require pre-clearance or duplicate confirmations & statements:

GE Sponsored Mutual Funds:

•	Elfun Funds

•	GE Institutional Funds

•	GE Investments Funds, Inc.

•	General Electric S&S Program Mutual Fund

•	General Electric S&S Income Fund

GE Asset Management and GE Investment Distributors

Code of Ethics Policy, Including Requirements and Procedures for

Insider Trading Compliance and Employee Security Transactions

Other Affiliated Funds (i.e. Managed by GEAM)*:

•	PNC International Equity Fund

•	Highland Funds

What is Not Covered by this Policy:

•	Any open-end (non-affiliated) mutual funds

•	Direct obligations of the U.S. Gov’t or other national sovereign debt of the jurisdiction in which the employee resides

•	Money market instruments such as bankers acceptances, certificates of deposit (CD’s) and commercial paper

•	High quality short-term debt instruments (e.g. repurchase agreements)

•	Variable Annuities

•	Dividend re-investment programs (DRIPS)

•	GE Interest Plus

•	S&SP (GE 401K Plan) Transactions (i.e. switching, withdrawal & loans including GE Stock)

General Requirements of Policy:

•	Do not trade on “inside” information

•	Pre-clear all transactions as specified

•	Use Centralized or GEAM Approved Brokers for accounts within the United States

•	No IPOs

•	No short sales

•	May not sell a security at a profit within 60 calendar days and may only sell a security with an unrealized loss position prior to 60 calendar days provided certain conditions are met and with the prior approval from the Compliance department.

•	May not sell shares of any affiliated open-end mutual fund listed above within 60 calendar days of any purchase of such shares (other than automatic transactions and money market fund shares)

•	Blind Managed or Non-Discretionary Account Transactions [requires account registration and duplicate confirmations & statements - but no pre-clearance]

GE Asset Management and GE Investment Distributors

Code of Ethics Policy, Including Requirements and Procedures for

Insider Trading Compliance and Employee Security Transactions

Personal Trading Pre-Clearance Checklist:

•	From the GEAM Homepage select “My Links” (on left), “Compliance”, “Personal Trading Pre-Clearance”.

Before using the system for the first time, you will need to be activated by Compliance.

•	Register your trading account with iTrade

•	Enter trade details and select “Submit Request”.

•	If pre-clearance is denied, proceed no further.

•	If pre-clearance is granted, print or save a copy of approval screen or record the system generated personal trade ID number for future reference.

•	Execute the trade the same business day.

Personal Trading Pre-Clearance Checklist (for Private Placements)

•	Call Don Torey (203-326-4060) or in his absence Mike Pastore (203-326-2312) to request pre-clearance. If pre-clearance is not granted, proceed no further.

•	Pre-clearance will be provided in writing via email. Please retain the email for your records and then provide a copy of the approval and other pertinent details of the private placement to Compliance.

•	Follow regular procedure to pre-clear and complete trade.

Special Requirements for:

Portfolio Managers and Research Analysts

•	May not trade a security in your personal account within 7 days before or after any transactions in that security for your GEAM managed/advised portfolio - in the case of a portfolio manager or within 7 days before or after any transactions in an assigned security – in the case of a research analyst.

•	Discuss and document personal transactions over $25,000 in any registered investment company or investment that over which you have discretion with your manager prior to executing in any mutual fund you manage.

GE Asset Management and GE Investment Distributors

Code of Ethics Policy, Including Requirements and Procedures for

Insider Trading Compliance and Employee Security Transactions

Private Placement Employees

•	Additional pre-clearance required by President - Alternative Investments (Don Torey)

The foregoing summary of this Policy is for reference and convenience.

Please refer to the full provisions of the Policy statement for further explanation.

If you have questions, call

the Compliance Hotline (x 2001)

CONFIRMATION OF COMPLIANCE – By clicking the Confirmation button at the bottom of this Policy when it appears in electronic form on the COI On-line Reporting system, you (1) acknowledge that you have received a copy of this Policy, as revised, (2) agree to comply with all aspects of this Policy, as revised, and (3) confirm that you have complied with all aspects of this Policy, as previously in effect.

GE Asset Management and GE Investment Distributors

Code of Ethics Policy, Including Requirements and Procedures for

Insider Trading Compliance and Employee Security Transactions

APPENDIX A

Residence Disclosure Form

Employee Certification Regarding Confidential Information

I certify that I will not provide in any manner and through any medium (e.g., oral or written) to the household member listed below any confidential Information with respect to any account managed by GE Asset Management Incorporated or its subsidiaries (collectively, “GEAM”). “Confidential Information” is defined as information that identifies, or may be used to identify, (i) any security or other financial instrument owned in any GEAM client account or expected to be purchased for any GEAM client account, and (ii) information concerning the purchase and sale of any security or other financial instrument in any GEAM client account. I further certify that I have listed below each and every account for which the household member has a beneficial interest and/or discretionary authority and will require the household member to provide trading information and holdings with respect to the below accounts to GEAM’s Compliance department if requested. GEAM has represented that it will hold all information provided (if requested) with respect to the household members accounts as confidential and shall use such information solely for purposes of monitoring compliance with this certification. I understand that GEAM may request further assurances from me from time to time with respect to the subject matter herein and will cooperate with any such request. The following accounts are those in which the household member has a beneficial interest and/or has authority, control or influence over investment decisions and trading, either as part of their employment or professional responsibilities or otherwise:

Household Member Name:

Relationship to Employee:

Household Member Occupation:

Household Member Name:

Relationship to Employee:

Household Member Occupation:

GE Asset Management and GE Investment Distributors

Code of Ethics Policy, Including Requirements and Procedures for

Insider Trading Compliance and Employee Security Transactions

Brokerage/Trading/Custody account(s) covered by the above certification

(Please use additional pages as necessary):

1.	Brokerage Firm:

Account Name

Account Number:

2.	Brokerage Firm:

Account Name:

Account Number:

3.	Brokerage Firm:

Account Name:

Account Number:

4.	Brokerage Firm:

Account Name:

Account Number:

Employee Name:

Employee Signature:

Date: